EXHIBIT 10.60

October 16, 2014

Tom Chambers

[ADDRESS]

[ADDRESS]

RE:  Offer of Employment:  Senior Vice President and Chief Financial Officer

Dear Tom:

On behalf of Kosmos Energy, LLC (the “Company”), I am pleased to extend this offer of employment (this “Offer”) to you in the position of Senior Vice President and Chief Financial Officer in accordance with the following terms:

Start Date:	On or before November 5, 2014 (the “Start Date”).

Base Salary:

Base salary at an initial annual rate of $550,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time. The Company currently pays salary on the 15th and the last day of each month. The Company will review the Base Salary annually to determine whether to increase it. The Base Salary will not be decreased except in connection with a proportionate across-the-board decrease for the Company’s senior executives generally.

Annual Target Cash Bonus:

Annual discretionary cash bonus that will be targeted at 100% of the Base Salary (the “Target Bonus”), based upon both Company and individual performance. The actual cash bonus, if any, that you would receive for any year based on the level of attainment of the applicable Company and individual performance metrics within the context of prevailing market conditions and may range between 0% and 200% of the Base Salary.

Sign-On Equity Awards:

On the first day of the calendar month following the Start Date, you will receive two awards (the “Sign-On Equity Awards”) of restricted share units (“RSUs”). The Sign-On Equity Awards will be issued under the Kosmos Energy Ltd. Long Term Incentive Plan (such plan, or any successor thereto, the “LTIP”), and will be subject to the terms (including, without limitation, the applicable vesting schedules and forfeiture restrictions) set forth in the LTIP and individual award agreements. The Sign-On Equity Awards will have an aggregate value as of the grant date of $1,650,000. Of this amount, $825,000 will be granted in the form of service-vesting RSUs and $825,000 will be granted in the form of performance-vesting RSUs. The number of common shares of Kosmos Energy

Ltd. (“Kosmos”) underlying each Sign-On Equity Award (at target, in the case of the performance-vesting RSUs) will be determined in accordance with the terms of the LTIP by dividing the grant date value of such award by the closing price of a common share on the grant date.

Long Term Incentive (“LTI”) Opportunity

In addition to the Sign-On Equity Awards, during your employment with the Company you will be eligible for annual long-term incentive (“LTI”) equity awards. You will receive an initial award (the “2015 LTI Award”) of RSUs with an aggregate value as of the grant date of $1,650,000 in 2015 as part of the LTIP award cycle which is expected to be granted by the end of June, 2015, assuming that you are still employed by the Company on the grant date that such awards are granted. The 2015 LTI Award will follow an allocation between service-vesting and performance vesting RSUs that is consistent with the other members of the Company’s senior management.

Severance Benefits:

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas (other than in connection with a Change in Control as defined in the LTIP), then subject to: (i) your execution and non-revocation of a general release of claims provided by the Company; (ii) such release becoming effective not later than 60 days after such termination, and (iii) your continued compliance with any confidentiality covenants to which you are subject you will receive a severance payment equal to your then current Base Salary plus Target Bonus for 1 year. Additionally, the Company will reimburse you the amount of COBRA payments to cover medical and dental health insurance for you and your eligible dependents for 1 year.

Change in Control:

If your employment with the Company is terminated in connection with a Change in Control, you will generally be eligible for severance benefits under the Company’s Change in Control Severance Policy (the “Severance Policy”), subject to the terms of the Severance Policy. Notwithstanding the foregoing, the Company reserves the right to amend or terminate the Severance Policy at any time, with or without notice.

Relocation:

You will be required to relocate your principal residence to the Dallas/Fort Worth area as soon as practicable after the Start Date. The Company will pay or reimburse you for all reasonable and customary costs associated with the following:

•                  As discussed, we contemplate that you will continue to maintain your residence in Sugar Land, Texas and that you will commute between Sugar Land and Dallas for a period of up to twelve (12) months (the “Transition Period.”) During the Transition Period, the Company will cover your reasonable and necessary temporary housing expenses in the Dallas/Fort Worth area, as well as your costs of commuting between Sugar Land, Texas and Dallas, Texas.

In addition, after the Transition Period the Company will pay or reimburse you for the costs of the following items to facilitate your move from Sugar Land to Dallas:

•                  Packing and transporting standard furniture and personal household goods and effects belonging to you and members of your immediate family.

•                  Reasonable expenses, including travel, for you and members of your immediate family to obtain permanent housing in the Dallas/Fort Worth area.

•                  A one-time lump sum of $5,000 to cover miscellaneous expenses.

•                  Reimbursement of actual closing costs, realtor costs, inspection costs, and related costs associated with the sale of your existing home in Sugar Land, Texas and the purchase/lease of a new residence in the Dallas/Fort Worth area. You will be required to sell your existing home and either purchase or lease a home in the Dallas/Fort Worth area to receive this reimbursement.

The reimbursements made to you with respect to the foregoing relocation benefits shall include amounts intended to cover the U.S. tax obligations that you would expect to incur in relation to such relocation benefits.

401(k) Plan:

You will be eligible to participate in the Company’s 401(k) plan starting on your Start Date. Currently the Company matches employees’ contributions to the plan dollar for dollar up to the lesser of 8% of eligible compensation contributed or the applicable Internal Revenue Service maximum. The Company match is not guaranteed to remain at the same level. You will be notified if there is a plan contribution or design change.

Other Benefits:

You will be entitled to participate in the Company’s other benefit plans applicable to full-time regular employees. For the 2014 calendar year, the Company is paying 100% of the cost of such benefit plans. The Company reserves the right to change the benefits provided or the costs charged to employees at any time in its sole discretion; provided, however, that the

Company will not decrease your benefits, or the portion of your benefits costs borne by the Company, except in connection with such an across- the-board decrease for the Company’s U.S.-based senior executives generally.

Vacation:

Based on your years of relevant industry-related work experience, the Company will provide with you with five weeks of annual vacation allowance (prorated for the first year of your employment based on the number of calendar days that you are employed in such year), in line with the Company’s other executive officers.

Spousal Assistance:

If required, the Company will provide employment assistance through The MI Group for your spouse. This benefit includes, but is not limited to, career counseling, employment search coaching, resume development, employment search assistance and career development workshops. The use of this benefit is required to be commenced within 90 days after your move date to Dallas and to be completed within one year after such move date.

Holidays:

The Company’s current practice is to provide employees with nine nationally recognized major U.S. holidays and up to two additional “floating” holidays of their choice. The Company reserves the right to change this general practice at any time in its sole discretion.

Sincerely,

/s/ Andrew G. Inglis
Andrew G. Inglis
Chairman and Chief Executive Officer

I agree to the terms of employment set forth above.  Furthermore, I represent to the Company that I am not subject to any obligation or agreement (including an employment agreement or non-compete agreement) that would prevent me from becoming an employee of the Company or that will adversely impact my ability to perform my duties.

/s/ Thomas P. Chambers
Thomas P. Chambers

October 13, 2014